Exhibit 4.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of December 11, 2023, amends the Amended and Restated Rights Agreement, dated as of September 24, 2020 (the “Rights Agreement”) by and between HOLLYSYS AUTOMATION TECHNOLOGIES LTD., a British Virgin Islands business company (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, for the purposes set forth in such Section 27, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without approval of any holders of Rights or Rights Certificates;

WHEREAS, the Company, Superior Technologies Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and Superior Technologies Mergersub Limited, a British Virgin Islands business company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of December 11, 2023 (as amended, modified and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, the Board has determined and resolved that it is in the best interest of the Company and its shareholders to amend the Rights Agreement as set forth below to provide that the approval, execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby (including the Merger) will not result in any Person becoming an Acquiring Person or have any triggering effect on the Rights;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.    Section 1 of the Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations with the numbering adjusted accordingly:

“Effective Time” shall mean the “Effective Time” as such term is defined in the Merger Agreement.

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of December 11, 2023, by and among the Company, Parent and Merger Sub, as it may be amended, modified and supplemented from time to time.

“Merger Sub” shall mean Superior Technologies Mergersub Limited, a British Virgin Islands business company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent.

“Parent” shall mean Superior Technologies Holding Limited, an exempted company incorporated under the laws of the Cayman Islands.

2.    The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, nor is any of their respective Affiliates and Associates, shall be deemed to be an “Acquiring Person” solely by reason or as a result of (i) the approval, execution or delivery of the Merger Agreement, or (ii) prior to the termination of the Merger Agreement in accordance with its provisions, the performance of the Merger Agreement or the consummation of any of the transactions (including the Merger) contemplated by the Merger Agreement in accordance with its provisions, including the entry into or performance of the Support Agreement, the Equity Commitment Letters, the Limited Guarantee (each as defined in the Merger Agreement) and any other agreements contemplated by the Merger Agreement, in each case in accordance with their respective provisions or (iii) the public announcement of any of the foregoing (such actions described in the foregoing sub-clauses (i), (ii) and (iii), the “Permitted Events”).”

3.    Section 3(a) of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred solely by reason or as a result of any Permitted Event.”

4.    The first sentence of Section 7(a) of the Rights Agreement is hereby modified and amended by adding thereto the following at the end thereof:

“; provided, however, that if the Expiration Date shall not have previously occurred, the Expiration Date shall occur immediately prior to the Effective Time and the Rights shall expire and not be exercisable from and after such time.”

5.    The Rights Agreement is amended by adding a new Section 36 thereof which shall read in its entirety as follows:

“Section 36. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, none of the Rights shall become exercisable and no holder of any Rights shall be entitled to exercise such Rights solely by reason or as a result of any Permitted Event.”

6.    This Amendment shall be deemed effective as of the date first written above. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

7.    If for any reason the Merger Agreement (including the Merger) is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Rights Agreement shall remain the same as it existed immediately prior to execution of this Amendment, and the Company shall promptly notify the Rights Agent of same.

8.    This Amendment shall be deemed to be a contract made under the laws of the British Virgin Islands and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and to be performed entirely within the British Virgin Islands.

9.    This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

10.    If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.    The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

By:	/s/ Changli WANG
Name:	Changli WANG
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President

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